Exhibit 10.1

Kaiser Aluminum
2022 Short-Term Incentive Plan for Key Managers

This is a summary of the short-term incentive program (“STIP”) of Kaiser Aluminum Corporation (the “Company”) effective January 1, 2022. The STIP performance period is the 2022 calendar year. The 2022 STIP rewards participants for performance based on return on net assets targets derived from the reported adjusted pre-tax operating income of our fabricated products business calculated as a percentage of adjusted net assets and expressed in adjusted earnings before interest, taxes, depreciation and amortization as reported to investors (“Adjusted EBITDA”) with modifiers for safety, quality, delivery and manufacturing cost efficiency, with the possibility of adjustments to individual awards based on actual performance, including individual, facility, and/or functional area.

Purpose of the 2022 Kaiser Aluminum STIP

1.	Focus attention on value creation within Fabricated Products, our core business segment, and Corporate.
2.	Reward the achievement of aggressive performance goals.
3.	Provide incentive opportunities that are consistent with a competitive market for talent.
4.	Link incentive pay to performance as well as our success and ability to pay.

STIP Philosophy

Compensation should (i) reward management for value creation, the safe and efficient operation of our business and customer satisfaction, (ii) stand the test of time to provide continuity in compensation philosophy, (iii) recognize the cyclical nature of our business, and (iv) provide a retention incentive. In order to achieve success, participants must continue to seek out and find ways to create value, operate safely and efficiently and provide customer satisfaction.

Primary Performance Measures

The performance goals will be based on Adjusted EBITDA.

•	Safety performance will be measured by Total Case Incident Rate (“TCIR”) and Lost-time Case Incident Rate (“LCIR”).

•	Quality performance will be measured by the no fault claim rate.

•	Delivery performance will be measured by the on-time delivery rate.

•	Manufacturing cost efficiency will be measured by the Company’s manufacturing cost (excluding benefit costs).

Target Incentive

•	A monetary target incentive amount for each participant is established for the STIP based on the competitive market, internal compensation balance and position responsibilities.

•	Participant monetary incentive targets are set at the beginning of the STIP performance period.

•	Monetary incentive targets represents the incentive opportunity based on the Adjusted EBITDA, safety, quality, delivery and cost performance results.

How The Award Multiplier Is Determined

•	At the end of the year Adjusted EBITDA will be determined and used to calculate the Award Multiplier.

•	The Award Multiplier is adjusted within a range as follows:

•	Up to ±5% based upon TCIR

•	Up to ±5% based upon LCIR

•	Up to ±10% based upon no fault claim rate

•	Up to ±10% based on the on-time delivery rate

•	Up to ±10% based on the manufacturing cost efficiency, excluding benefit costs*

*

In the event that the Core Producer Price Index, as reported by the Bureau of Labor Statistics, reflects an inflation of greater than 3%, the Company shall have the ability to adjust the manufacturing cost efficiency targets subject to the Compensation Committee’s approval.

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Individual participant awards are modified to reflect any adjustments permitted by the STIP and subject to a maximum final Award Multiplier of 3.0 times target (or 2.5 times target for the CEO, CFO, General Counsel, Senior Vice President – Advanced Engineering, Senior Vice President – Manufacturing and Senior Vice President – Sales and Marketing (collectively, the “Senior Executive Team”)).

STIP Award

Each participant’s base award is determined as the monetary incentive target times the Award Multiplier modified to reflect any adjustments permitted by the STIP.

•	Except for the Senior Executive Team, individual awards may be adjusted up or down 100% in recognition of exceptional performance, including individual, facility, and/or functional area performance and performance against other strategic initiatiaves. Individual awards for each member of the Senior Executive Team may be adjusted up or down 25%.

•	Adjustments to awards for executive officers, including our Senior Executive Team, require approval by the Compensation Committee. All other adjustments require the approval of our President and CEO.

Form and Timing of Payment

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STIP awards are paid, at the Company’s election, in cash, non-restricted shares of the Company’s common stock or a combination of cash and non-restricted shares no later than March 15 following the end of the year.

•	Except as set forth in this STIP, Awards are conditioned on employment by the Company or any affiliate on date of payment.

Detrimental Activity

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If a participant, either during employment by the Company or any affiliate or within one year after termination of such employment (or, if termination of such employment results from retirement at or after age 65, within the period ending one year after the date the Company paid the STIP award to the participant), shall engage in any Detrimental Activity (as defined below), upon notice of such finding, the participant shall forfeit to the Company any payment received under this STIP.

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To the extent that such amounts are not paid to the Company, the Company may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or any affiliate to the participant, whether as wages or vacation pay or in the form of any other benefit or for any other reason; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code.

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“Detrimental Activity” means any conduct or act determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any affiliate, including, without limitation, any one or more of the following types of activity:

o	Conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

o

Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of the participant’s employment with the Company or an affiliate, in any territory in which the Company or an affiliate manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

o	Soliciting any employee of the Company or an affiliate to terminate the employee’s employment with the Company or an affiliate.

o

The disclosure to anyone outside the Company or an affiliate, or the use in other than the Company’s or an affiliate’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its subsidiaries acquired by the participant during the participant’s employment with the Company or its subsidiaries or while acting as a consultant for the Company or its subsidiaries.

o

The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the participant during employment by the Company or any affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or any affiliate or the failure or refusal to do anything reasonably necessary to enable the Company or any affiliate to secure a patent where appropriate in the U.S. and in other countries.

o	Activity that results in termination for Cause (as defined below).

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“Cause” means (i) the participant’s engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Company or its affiliates, (ii) the participant’s habitual drug or alcohol use which impairs the ability of the participant to perform the participant’s duties with the Company or its affiliates, (iii) the participant’s indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the participant’s incarceration with respect to any of the foregoing that, in each case, impairs the participant’s ability to continue to perform the participant’s duties with the Company and its affiliates, or (iv) the participant’s material breach of any written employment agreement or other agreement between the Company and the participant, breach of the Company’s Code of Business Conduct, or failure by the participant to substantially perform the participant’s duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the participant demanding substantial performance and the participant has had a reasonable opportunity to correct such breach or failure to perform.

Other Administrative Provisions

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Costs and expenses incurred by the Company in connection with the ongoing implementation of the enterprise resource planning project and otherwise included in the calculation of the Company’s Adjusted EBITDA shall be added back to the Company’s Adjusted EBITDA solely for purposes of determining the Award Multiplier under this

STIP except to the extent attributable or otherwise allocated to facilities which have completed the implementation of the project.

•	The STIP will be reviewed annually.

•	Annual incentive awards paid from the STIP count as additional compensation for purposes of the Company’s Defined Contribution and Restoration Plans but not for other Company benefits.

•	All applicable federal, state, local and FICA taxes will be withheld from all incentive award payments.

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Retirement or termination: If a participant dies, or retires at or after age 65, or becomes disabled, the participant’s award shall be determined based on the Company’s actual performance and prorated for the actual number of days of the participant’s employment during 2022.

•	Leave of absence participants earn a prorated award based on the number of months of active employment.

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Beneficiary designation: In the event of death the deceased participant’s designated beneficiary will receive any payments due under the STIP. If there is no designated beneficiary on file with Human Resources, any amounts due will be paid to the surviving spouse or, if no surviving spouse, to the participant’s estate.

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Non transferability: No amounts earned under the STIP may be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution until the termination of the applicable performance period. All rights to benefits under the STIP are exercisable only by the participant or, in the case of death, by the participant’s beneficiary.

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The STIP may be modified, amended or terminated by the Compensation Committee at any time. If the plan is terminated, modified or amended, then future payments from the STIP are governed by such modifications or amendments. If terminated, then a prorated award will be determined based on number of months up to termination, and paid before March 15 following the end of the year.

•	The STIP constitutes no right to continued employment.

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In addition to the Company’s clawback rights described above, awards under the STIP shall be subject to any clawback policies required by the Securities and Exchange Commission which the Company is required to adopt and implement.

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The CEO, with oversight from the Compensation Committee, has the discretionary authority to interpret the terms of the plan and those decisions shall be final, binding and conclusive on all persons affected.

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